Exhibit 99.2

Cesca Therapeutics Inc.
Third Quarter Fiscal Year 2015 Financial Results Conference Call
Tuesday, June 23, 2015, 5:00PM Eastern

Corporate Participants
Robin Stracey – Chief Executive Officer
Ken Harris – President
Michael Bruch – Interim Chief Financial Officer

PRESENTATION

Operator
Good day and welcome to the Cesca Therapeutics Third Quarter Fiscal Year 2015 Financial Results Conference Call and Webcast.  Please refer to the press release about this conference call on the Company's website, cescatherapeutics.com for further detail.

The company has asked that I read the following statement.  Management will make comments today that contain forward-looking statements.  Forward-looking statements are any statements that are made that are not historical facts.  These forward-looking statements are based on current expectations of the management team and there could be no assurance that such expectations will come to fruition.  Because forward-looking statements involve risks and uncertainties Cesca's actual results could differ materially from management's current expectations.  Please refer to the press release, the company's Forms 10-K, 10-Q, S-4 and other periodic SEC filings for information about factors that could cause different outcomes.  The information presented today is time sensitive and is accurate only at this time.  If any portion of this call is rebroadcast, retransmitted or redistributed at later date, Cesca will not be reviewing, nor updating, this material.

As a reminder, all participants will be in listen-only mode.  There will be an opportunity for you to ask questions at the end of today's presentation. If you would like to ask a question, please press "*" then "1" on a touchtone phone.  If you wish to withdraw your question, please press "*" then "2" to remove yourself from the list. If you should need assistance during this conference call, please signal an operator by pressing "*" then "0."  For your information this conference call is being recorded.

I would now like to turn the call over to Mr. Robin Stracey, Chief Executive Officer of Cesca Therapeutics.  Mr. Stracey, the floor is yours, sir.

Robin Stracey
Thank you, operator and a very warm welcome to everyone on the call.  I'm joined today by our President; Ken Harris, who as you know, oversees all of Cesca's clinical programs and our Interim Chief Financial Officer, Mike Bruch.

I will make a few introductory remarks, including a quick reminder on our overall direction and some of the unique characteristics that we think make Cesca Therapeutics special, then highlight some of the key elements of our progress since the last time we talked.  Ken will then take you through a deeper dive into where we now stand with our clinical programs and the outlook for the next several months, before Mike gets into a discussion of our financial results for the most recent quarter.  I'll be back for a few wrap-up comments after Mike and then we'll open up the call for questions.

First, a quick reminder on our overall strategy:

We intend to be a market leading, fully integrated regenerative medicine company with unique and highly differentiated offerings that address significant unmet medical needs and we are well on our way to achieving our goal of developing and marketing integrated cell therapies and delivery systems that shape the safe and effective practice of regenerative medicine.

Last time, I highlighted some of the unique characteristics of our SurgWerks, VXP offering that we believe position it well for commercial success.  They include safety, our protocol is autologous, meaning that the same individual is both the donor and the recipient of the stem cell preparation, which avoids the risk of rejection and therefore makes the treatment inherently safer.  Tight process control, our protocol tightly controls handling steps and environmental exposure during cell harvesting, processing and readmission back into the patient and practicality.  Our protocol is typically conducted in a single 90 to 120-minute procedure with a single-use disposable kit inside the operating room or at the patient bedside and under the direct and continuous control of the treating physician.

But there are many reasons beyond the inherent advantages of SurgWerks and the VXP System that we believe makes Cesca a compelling opportunity.  Ken will get into some of them in more detail, but to highlight just a few:

·	We are targeting large and growing market opportunities. We estimate the addressable market for the therapies we have in development to be $16 billion in size, giving us plenty of room to grow.

·
We have multiple potential shots on goal.  We have eight pilots in Phase 1b clinical trials either in process or completed.  Our initial focus, as I think all of you know, is on ischemic cardiovascular indications, but there are oncological and orthopedic protocols in development to follow.

·
We have a highly resource efficient operating model, thanks to our relationship with the world-class Fortis network of private hospitals in Asia.  We have unique 90 to 120-minute point-of-care approach, that benefits from a simpler regulatory pathway, as evidenced by the FDA's recent approval of our pivotal Phase III clinical trial here in the U.S.

·	We have excellent initial clinical data for our lead indications, and

·	we have a strong team with decades of development and commercial experience, with over 40 issued patents and over 70 device clearances worldwide.

We believe these add up to significant competitive advantage versus our peer group of companies and a compelling value creation opportunity for investors.

Now, turning to recent events and progress since the last time we talked.  In the last call back in February, I mentioned that a key focus for the team would be to accelerate our transformation into a fully integrated regenerative medicine company following the merger of ThermoGenesis and Totipotent.

This continues to be a work-in-progress, but we've made significant strides in several key areas in the last few months.  Our accomplishments fall broadly into two categories; what I would call integration-related housekeeping items and advancement of our clinical programs.

On the housekeeping front, we address several merger-related issues, including the development of a remediation plan to eliminate an identified material weakness in our corporate governance procedures, the appointment of a new Interim CFO and the appointment of a new independent registered public accounting firm.  And with today's filings of our quarterly reports on Form 10-Q for the periods ending December 31, 2014 and March 31, 2015, we are now in position to regain compliance with NASDAQ Listing Rule 5250(c)(1) since these filings bring us back up to date with routine Securities and Exchange Commission reporting requirements.  You may recall from one of our earlier communications that the NASDAQ granted us until June 30, 2015 to regain compliance.

On the clinical front, we received approval from the Drug Controller General in India for the import and commercialization of our MarrowXpress System.  We secured multi-site Institutional Ethics Committee approval to initiate our 40-patient Phase II clinical trial for the treatment of acute myocardial infarction using our SurgWerks-AMI and VXP System and, most importantly, we secured FDA approval without condition for the initiation of our Phase III pivotal clinical trial in the US for the treatment of patients with late-stage critical limb ischemia using our SurgWerks-CLI and VXP System.  We also continue to strengthen our intellectual property position.  Just this morning, we announced the issuance of a new patent by the US Patent and Trademark Office that further protects our SurgWerks and CellWerks portfolio.

As for the base business, we had a reasonable quarter with results more or less in line with expectations.  As I have mentioned before, the cord blood business is somewhat limited in terms of growth potential, but there are pockets of opportunity and we continue to seek to exploit those in order to maintain our historically solid position.

At this point, I'd like to turn the call over to Ken for a more detailed update on progress against our clinical milestones. Ken.

Ken Harris
Thank you, Robin, and good afternoon to everyone on the call.

Since our last teleconference call update, the company has made considerable progress in its clinical initiatives.  Specifically, I will be discussing today the advances made in the critical limb ischemia pivotal trial known as CLIRST III, the acute myocardial infarction Phase II trial known as AMIRST II and the progress in laying the foundation for the bone marrow transplant business.

As a prelude to review the progress in our clinical trials, you have seen and Robin has mentioned the press release this morning that the US Patent Office granted a patent to the company for the core cell processing device used in all three of the clinical programs we will be discussing.  This is a significant development as we continue to develop innovated devices and clinical methods essential for bringing autologous point-of-care regenerative therapies to market and protecting them through intellectual property strategies.

Now, turning to advancements made in the clinical trials themselves.  Last week, we also announced that the US FDA had granted full IDE approval of the company's CLIRST III pivotal trial.  The approval process from the pre-submission meeting through final unconditional approval took one year to the month.  The process with the agency was dynamic and demonstrated the government's focus to ensure that the next pivotal trial it approved for this particular disease was designed with higher probabilities for success for both enrollment and completion.  Additionally, we were clear with the agency that our end game goal was submitting a premarket approval application for marketing authorization.  So we believe this understanding likely drove their approach and guidance incrementally to their main mandate of subject safety.

The SurgWerks-CLI and VXP System is intended for CLI Rutherford category 5 patients who have exhausted all surgical options and likely facing near-term amputation.  This is estimated to be approximately 70,000 patients per annum in the US alone.  We previously provided insight into the proposed two-arm trial design which includes at least 224 no option subjects randomized three to one, double blinded and placebo-controlled for use of the subject's own bone marrow cells injected into the muscle of the target limb.  New and recent approved modifications in the IDE amendment also include (1), an adaptive interim analysis allowing the potential for repowering as well as stopping for futility at interim's look, and (2), the establishment of preset release criteria for a minimum viable cell dose which must be tested real-time prior to injection in the operating room.

On the latter point, it appears the agency has evolved into stricter standards for autologous point-of-care therapies to establish intra-operative release criteria prior to treating the patients.  These new criteria enhanced the assurance of a minimum cell dose with predetermined purity.  Luckily our company had been developing both methods and rapid diagnostic devices over the past two years in anticipation that this directive might be coming.  So although the time which elapsed between the December 2014 deficiency disproval letter and our May 2015 resubmission was longer than many of us would have liked as we validated these methods in real operating room bone marrow procedures.  It was actually relatively short, since the development of the necessary point-of-care diagnostics were essentially completed.  In essence, we've created a mobile, mini-pharmaceutical plant on wheels no larger than a hospital gurney, which has all the instrumentation for selecting the bone marrow cells, preparing the correct injecting volume and quality testing the cells right then and there in the operating room.  What also is impressive with the system is it can be wheeled from operating room to operating room, and including the surgical procedure, can facilitate an autologous cell therapy in 90 to 120 minutes in the single trip to the OR, all under the control of the surgeon.  We believe the Cesca integrated platform will be useful in cardiovascular, orthopedic, neurological, and soft tissue treatments like dermal and vascular indications.

We are working diligently to finalize the first tranche of the clinical trial sites and have 47 sites at various stages in our pipeline.  You may recall that we will be using our own clinical research team to facilitate the management of the clinical sites and clinical procedures and we believe this internal, highly specialized capability will close many of the gaps experienced by our competitors.  Our target for treating the first patient will be the fourth calendar quarter this year.

Finally, on the CLI program, I wanted to comment about two additional applications we will be completing for sources of non-dilutive financing.  The first will be the US Centers for Medicare and Medicaid Services where our IDE is eligible for certain levels of hospital treatment and diagnostics and physician reimbursement for Medicare recipients under the Medicare Prescription Drug Improvement, and Modernization Act of 2003.  This Act allows, effective January 1, 2015, coverage of IDE studies for a Category B device, which the FDA ruled the SurgWerks-CLI and VXP System needs.  We anticipate having this application with the prerequisite FDA IDE approval ready by the end of July 2015.  The other source of supplemental funding we will be applying for is a grant under CIRM 2.0 or the California Institute of Regenerative Medicine's, taxpayer bond initiative, using grants intended to speed up support for clinical stage candidate stem cell therapies that demonstrate scientific excellence.  Under this initiative, CIRM provides various levels of funding for eligible projects that are completing late-stage clinical trial activity.  We will be pursuing an application that seeks matching funds as allowed up to 50% of the total cost of the CLI trial.

Now, moving on to the AMIRST II Phase II or feasibility trial.  We have made considerable progress on this front as well.  We will be running this study in India, using our own Indian CRO which was instrumental in conducting the prior CLI study that supported the FDA IDE approval.  The India clinical trial approval process is now a three-step sequential review, each step requiring an approval before advancing to the next.  The first step requires approval by a government accredited IRB and we achieved this at two sites in May of 2015.  We are now preparing the dossier for the second and third steps, which are under the Drugs Controller General of India and will involve review by expert panels.  We plan to have the submission ready in late August 2015, and you may recall, we entered into co-development and supply agreement with Cook Medical in 2014 for this trial.

This study is focused on patients who've suffered a primary ST-Elevated segment heart attack in the past three to ten days that failed to adequately respond to reperfusion therapy, such as stenting or clot busting drugs.  Studies show the patients who have left ventricular ejection fraction below 40% after therapeutic intervention, have a 40% hospital readmission and/or mortality rate from chronic heart failure, compared to 10% to 20% of the adequate responders.  It is estimated that 30,000 patients per annum fit into this category in the US alone.  Our goal with this therapy will be to intervene in the low left ventricular ejection fraction patient population and to mitigate the progression towards chronic heart failure.  The AMIRST II study is proposed to be a 40-patient, active control, 1:1 randomization, open-label safety study with a six-month primary endpoint and secondary assessments of functional heart metrics.  The goal, assuming the DCGI approval of approximately six months, will be to start enrolling subjects by early calendar Q1 of 2016.

Lastly, specific to our bone marrow transplant program, we continue to make great progress on our haploidentical transplant initiative in India.  I would like to quickly review the key drivers for this market and they are as follows.

Firstly, there is over 1 billion plus people and a very large unmet medical need for marrow replacement therapies in India, addressing both oncological and genetic indications.

Secondly, there is a lack of a mature donor registry, little momentum in the pursuit of a donor registry and relatively small representation of Indian genotypes in overseas safety net registries.

And thirdly, there is a relatively modest proportion of the population which has the financial resources to pay for all the services necessary for an overseas transplant where current cost per patient range between $200,000 to $300,000.  This restricts patients in India to using India-based hospitals and technologies, mostly devoid of highly effective bone marrow stem cell therapy.

These three factors result in a high proportion of Indian patients and hematology physicians in search of a local solution, which haploidentical transplants can provide.  As a quick refresher, unlike traditional dogma, where the cells donated to the patient must be a near 100% match, haploidentical transplant allow a family relative, having a 50% match to be transplanted so long as methods for controlling graft-versus -host are used.  One predominant method for controlling GVHD is to remove certain types of T-cells from the transplant unit without simultaneously depleting the must-have stem cells.  We are uniquely positioned in India to benefit from this trend and have created a world-class treatment plan in our clinical GMP facility at a considerable discount to North American pricing.  We project our addressable market in the five-year timeframe to grow to 6,000 patients per year, taking advantage of Haplo.  It's still a fraction of the projected market size, but at a revenue to Cesca of $20,000 to $25,000 per case, it remains an attractive focused commercial opportunity.

In our program at Fortis, where our clinical GMP facility resides, in the last three months seven patients have received BMTs in indications including neuroblastoma, AML, ALL and CML.  We continue to build on this unique capability and are interested in technology partnerships to further expand our portfolio protocols.  We now support 100% of Fortis' haploidentical BMTs and see continuing growth as we implement collaborative awareness programs with Fortis to educate the market about the availability of this treatment.  One such program is the launch of a specialized haploidentical fellowship program where senior US and European hematology physicians can gain exposure to India's clinical hematology practices and collaborate on international clinical studies, while Fortis physicians are given the opportunity to gain valuable experience in Western clinical programs.  Collectively it makes a lot of sense to raising the profile of our program, as well as promoting world-class standards through such training opportunities.  We are negotiating with key training program coordinators now, including KLL, who are excited about the prospect and we have a goal of placing the first fellow in calendar Q1 2016.

It is also interesting to note that word of unique capabilities is starting to spread to other hospitals and transplant physician teams in the North India region.  In the last three months, we have supported our first four BMT procedures at non-Fortis hospital for AML, lymphoma, and relapsed Hodgkin's Lymphoma and see this as a sub-strategy for technology and unique clinical GMP operation to serve the healthcare market and contribute to the company's revenue growth.

I'm very proud of the achievements of the recent clinical initiatives and look forward to continuing to gain even more momentum as our therapies transition back into the clinic for the next phase.

With that, I will turn the discussion over to Mike for a financial review.

Mike Bruch
Thank you, Ken, and good afternoon, everybody.  First off, let me say I'm excited to take on my new role as the Interim Chief Financial Officer.  I've been with the company for over 11 years in various accounting and finance roles and I'm pleased with the confidence that management has shown in me with the appointment.

As both Robin and Ken have noted, our quarters ended March 31, 2015 was marked by our continuing transformation into a fully integrated regenerative medicine company and these activities have affected our quarterly results.

Net revenues for the quarter ended March 31, 2015 were $4 million, which is comparable to $4 million for the same period in the prior year.  Revenues for AXP disposables increased over the prior year comparable period as shipment to one of our Asian distributors increased.  This increase was offset by a decrease associated with our BioArchive devices, as we shipped two in the current quarter versus five in the prior year comparable period.

Gross profit for the quarter ended March 31, 2015 was $1.1 million compared to $1.5 million for the same period in the prior year.  This decrease in gross profit of approximately $400,000 was primarily due to additional investments in quality improvements incurred during the quarter.

Operating expenses for the quarter ended March 31, 2015 were $6 million, compared to $3.4 million for the same period in 2014, representing a year-over-year increase of $2.6 million.  The increase was primarily due to cost associated with developing our clinical therapies and for collecting incremental data used to submit the amendment of the CLI pivotal IDE application to the US FDA.  Additional legal costs were incurred defending certain claims against our Res-Q product line and additional legal and professional fees were incurred to analyze and begin remediation on our material weakness in governance practices.

Adjusted EBITDA loss was $4.1 million for the quarter ended March 31, 2015 compared to $1.4 million for the same period in the prior year.  Net loss for the quarter ended March 31, 2015 was $4.8 million compared to $1.9 million for the same period in the prior year.
 The increase in the adjusted EBITDA loss of $2.9 million and the increase in the net loss of $2.9 million were due to our investments in development and advancement of our clinical programs and legal and professional costs associated with patent litigation and to analyze and begin the remediation of our material weakness in our governance practices.

We ended the third quarter with $4.8 million in cash compared to $14.8 million at end of 2014.

Based on our cash balance, projections for revenue and expected cash outflows required for our clinical trial programs, we anticipate the need to raise capital and invest in our strategic business plan to develop our CLI, AMI, and bone marrow programs and the respective trial phases during the coming year.  We are actively monitoring the capital markets and are exploring other funding sources and expect to opportunistically strengthen our balance sheet in anticipation of launching the pivotal trial treating critical limb ischemia as well as our AMI and BMT programs.  As these programs progress, we will provide further updates on our expectations of our cash requirements and associated funding plans.

Now, I would like to turn the call over back over to Robin for closing remarks.

Robin Stracey
Thanks Mike.  So in summary before turning the call over for questions, we are making good progress in the transformation of the company into a fully integrated regenerative medicine company.  We are moving beyond our historical base in the cord blood business into large and growing addressable markets that represent $16 billion in opportunity.

We are addressing significant unmet medical needs.  We are integrating all of the essential technical, clinical and market capabilities necessary to take a cell therapy from concept to commercialization.  We believe our SurgWerks and VXP System offering has compelling advantages over alternative approaches.  We have a highly cost efficient operating model.  We have excellent clinical data, and we have FDA approval to start our first Phase III pivotal clinical trial here in United States.  Beyond that, we have a solid pipeline with multiple shots on goal and numerous near to mid-term value creation opportunities.

So with that, I would like to turn the call back over to the operator.

QUESTION-AND-ANSWER

Operator
Thank you, sir.  We will now begin the question-and-answer session.  To ask a question, you may press "*" then:"1" on your touchstone phone.  If you are using a speakerphone, please pickup the handset before pressing the keys.  If at any time your question has been addressed and you'd like to withdraw your question, please press "*" then "2."  Again it is "*" then "1" to ask a question.  At this time, we will just pause momentarily to assemble our roster.

The first question we have comes from Mark Breidenbach of H.C. Wainwright.  Please go ahead.

Mark Breidenbach
Hi, guys, thanks for taking the questions and congrats first to Robin on the new permanency of his position and also congrats on the recent CLI protocol approval.  If I can, I would like to ask or focus for a moment on the planned interim analysis on the CLI trial.

Can you tell us a little bit about what's needed to trigger the interim analysis, when we might expect that to come and how far into the trial?  And how much flexibility it affords in terms of repowering, if it's the kind of thing that could potentially let you enroll fewer than the 224 patients or more, depending on the power you need with the study?

Ken Harris
Okay. Thanks, Mark.  This is Ken, I will take that question.  So the triggers for the interim analysis are reaching 50% of the enrolled subjects achieving the 12-month endpoint.  And at that point, we will have a blinded group that will look at the data for statistical significance and if we are within certain predetermined parameters on our statistical significance target, then they are allowed to recommend additional subjects go into the study.  And we have assumed now to be to be up to 312 and the FDA has accepted that proposal.

We, in dialog with the FDA though, they were not comfortable with allowing an early stop for reaching statistical significance.  So even if our P value is on target at the interim level, they are mandating that we complete the study for the 224 subjects.

Mark Breidenbach
Okay, thanks.  That's very helpful.  A follow up question involves sort of the timeline you envisioned for trial enrollment.  I think I heard you were working with 47 sites, is that correct?

Ken Harris
So we've been approved for up to 60 sites and we have 47 sites in our pipeline at various progression points from going to protocol review up through now a portion of them of probably about 30% being ready for IRB submission.  And of course, we needed the FDA approval to progress to that.  So we are now ready to proceed and I would anticipate we will do a staged site launch and start out with around 30 or so sites coming on board post the investigator meeting.

Then specifically your question about enrollment, given that planning, we anticipate being done, if everything goes as planned, then hospitals can deliver the patients that they have committed to upfront.  We would be looking at somewhere around a four-quarter enrollment period.

Mark Breidenbach
Okay.  And that takes into account, if I recall correctly, you weren't taking all Rutherford 5 patients, the protocol was looking for fairly specific sizes of wounds or open sores and also it was being selective about diabetic versus non-diabetic.  And so the fourth quarter enrollment takes all of these selective criteria into account?

Ken Harris
Yes.  So that's a good point you are making.  Let me just touch on that briefly.  The enrollment criteria, as I mentioned in the opening with the FDA, we looked very long and hard at the criteria that we should use to properly represent the patient population in the US as well as the criteria that science and clinicians will become comfortable with that could properly finish the study.

So we opened up one, the renal failure parameters that had been in place in other studies, pretty strict standards in place.  And our clinical advisory panel as well as the FDA felt that we could be more accepting of patients that had really worse off GFR rates or kidney filtration rates, and so we did that.  And that will impact, positively impact our patients that meets inclusion criteria.

We also better defined the ulcer guidelines so that the right patient population is brought into the study that would normally progress to amputation in the 12-month endpoint where some of the prior studies had had a mixed population.  Some patients didn't even have ulceration yet and that can obviously impact your placebo arm.

And we are also are allowing transmetatarsal amputees, transmetatarsal amputees are when all of the toes have been removed.  Again, that will increase the number of potential candidates.  We've lowered the limit on the LVEF of the patient, realizing that there are going to be cardiovascular patients and may have really poor pumping action from the heart and so everyone felt that that was a criteria that would be important to increase the enrollment.

And then from a psychological standpoint, the FDA allowed us to go to 3:1 randomization which will give these critical ill patients a really strong probability of getting into the trial and should lead them to want to be in the trial versus going ahead and proceeding to amputation.

Mark Breidenbach
Okay, thanks.  That's really helpful.  If you had to reduce it down to, say, a fraction of the Rutherford 5 population, would you say it's may be half of the population or three quarters of population that would be eligible to be enrolled?

Ken Harris
I would be guessing on that because the population that we are stringent about is the dialysis patients.  We do not allow any patient that is on dialysis because the long-term prognosis of a Rutherford peripheral vascular disease patient with dialysis is not 12 months.  So they are exclusively out and what I heard from the site is that could be in the range of 25% to 30% of Ruther 5 patients.

Mark Breidenbach
Okay.  All right, that's fantastic.  I'll jump back in the queue.  Thanks for taking the questions.

Ken Harris
Thanks, Mark.

Operator
Again as a reminder, if you would like to participate in today's Q&A, please press "*" then "1" on a touchtone phone.  Again, that is "*" then "1" to ask a question.  Again, we will just pause momentarily to assemble our roster.

The next question we have comes from James Terwilliger of Newport Coast Securities.

James Terwilliger
Hi, guys, can you hear me?

Ken Harris
Yes.

James Terwilliger
Okay.  Congratulations on a lot of your accomplishments this quarter in the press release.  I have a couple items more on the balance sheet.  Just very quickly, your account receivables trended up a little bit, is there any comment there in terms of the reason for the trend or any DSO trends that you guys want to comment on?

Mike Bruch
Yes, I'll take that one.  We do have various terms with our customers, different customers.  And as we ship to customers, primarily our international customers, they do have longer terms and therefore, as we start to ship to those international customers, our receivables do rise compared to previous amounts.

James Terwilliger
Yes.  That's what I thought, but I just want to clarify that real quick, then also just in terms of housekeeping as well.  In terms of G&A, I would assume and I think you may have talked about this earlier, I apologize, I got another call going on as well.  Were there some one-time events in G&A and should we see that G&A expense number trend down as we move throughout 2015?

Mike Bruch
Yes, most definitely.  There were events regarding defense of our Res-Q products.  We don't anticipate at some point those cost would tail-off.  We also have some cost associated with the remediation plan for the material weakness in our governance practices.  And as we finish up that remediation plan, we'd expect those costs to tail off as well.  So yes, there were some one-time costs that we would expect to go away as we move forward.

James Terwilliger
Okay, great.  Could one say this is a peak and they should be trending down as we move into the second half of the year?

Mike Bruch
Yes.  It's never easy to tell with these particular situations.  We hope it's a peak, but as far as saying whether it is or not, we have to really wait and see how things play out with the individual situations.

James Terwilliger
Okay.  And then lastly, very quickly, could you talk a little bit more about the approval in India from the DCGI in the MXP System?

Ken Harris
Okay.  This is Ken, I'll take that question.  So the patent that we announced this morning are on the MarrowXpress for preparing certain types of cell compositions and the devices around that to achieve it.

That product already has European CE-Mark, has US approval for laboratory use and in India, we applied for the use of the product in the operating room similar to what we would do with our SurgWerks' kits, but it would be more at the physician's discretion with no specific label claims for efficacy and will allow them to do point-of-care treatments on their own prescription.

So, we went ahead and processed that through DCGI.  We have had a couple of year track record with them in doing point-of-care bone marrow procedures.  And we were very happy to see them give us both laboratory and operating room labeling on the product that has a three-year license on it.  And we will continue to collect data which will be submitted to the agency at the end of the three years.

James Terwilliger
Okay.  Thanks a lot, guys for taking my questions.  Thank you.

Ken Harris
Thank you.

Operator
Well, at this time, we have no further questions.  We'll go ahead and conclude our question-and-answer session. I will now like to turn our conference call back over Mr. Robin Stracey for any closing remarks. Sir?

Robin Stracey
Well, thank you all once again for joining us today and for your continued interest and support of the company. I look forward to talking with you further and keeping you posted on our progress. So, from all us here, we wish you a very good evening. Thank you.

Operator
And we thank you sir and to rest of the management team for your time also today. The conference call is now concluded. Again, we thank you all for attending today's presentation. At this time, you may disconnect your lines. Thank you and have a great day everyone.